Exhibit 4.4

PROMISSORY NOTE

$25,000.00 USD	VALUE DATE: May 14, 2010

FOR VALUE RECEIVED, the undersigned , a Nevada corporation (“Maker”) promises to pay to PARDEEP SARAI or his order (“Payee”) the sum of TWENTY FIVE THOUSAND AND NO/100 DOLLARS ($25,000.00), on May 13, 2011 (the “Maturity Date”), and to pay interest on the unpaid principal balance hereof at the rate of eleven percent (11.00%) per annum. Interest shall be calculated based on a 365 day year and shall commence accruing on the date hereof (the “Issue Date”) and shall be payable in arrears at such time as the outstanding principal balance hereof with respect to which such interest has accrued becomes due and payable hereunder. Interest on this Note shall be payable on the Scheduled Maturity Date or until this Note is fully redeemed in accordance with the terms of this Note. All payments of principal and interest shall be made in, and all references herein to monetary denominations shall refer to, lawful money of the United States of America. All payments shall be made at such address as the Payee shall have given or shall hereafter give to the Maker by written notice made in accordance with the provisions of this Note.

Payments: On or before the Maturity Date, Maker shall pay the sum of all interest and principal due under this Note from the date of this Note through the date of such payment. Maker shall not be required to make any payment of interest or principal pursuant to this Note prior to the Maturity Date.

Advance Payment: Maker may prepay all or any portion of the amounts due under this Note at any time without penalty or premium.

Default: Maker shall be in default under this note if it shall fail to fully pay this Note within ten (10) business days after the Maturity Date. Extension of the time for payment of all or any part of the amount owing hereunder at any time or times, or failure of the Holder to enforce any of the rights or remedies hereunder, shall not release the Maker and shall not constitute a waiver of the rights of the Payee to enforce such rights and remedies thereafter.

Nevada Law: This Note shall be governed by and construed under the laws of the state of Nevada without regard to the conflicts of laws provisions thereof.

IN WITNESS WHEREOF the Maker has executed this Promissory Note on May 14, 2010.

     s/ Lincoln Parke

GREENCHEK TECHNOLOGIES INC.